Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2021 (except for Note 2, as to which the date is May 3, 2021), with respect to the consolidated financial statements of Micromidas, Inc. dba Origin Materials for the years ended December 31, 2020 and 2019 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Jose, California

May 18, 2021